UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2006

Unitedhealth Group Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	0-10864	41-1321939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota

55343

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (952) 936-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 below and Exhibit 99.1 filed herewith is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 15 2006, Dr. William M. McGuire resigned as Chairman and a director, and William G. Spears resigned as a director, of UnitedHealth Group Incorporated (the “Company”). Dr. McGuire also announced his intent to leave the Company on or before December 1, 2006. Between now and his departure, Dr. McGuire will continue as Chief Executive Officer and will assist in an orderly transition to new leadership. Stephen J. Hemsley, the Company’s President and Chief Operating Officer, was elected by the Board to become Chief Executive Officer upon Dr. McGuire’s departure. The Company will file an amendment to this 8-K to disclose the date on which Mr. Hemsley becomes Chief Executive Officer when known, as well as other information required by Item 5.02.

Item 8.01	Other Events.

On October 15, 2006, the Company announced that the Independent Committee of the Company’s Board of Directors and its independent counsel completed their review of the Company’s stock option practices and reported the review’s findings to the Company’s non-management directors (the “Report”). In accepting the Report the Company also announced a series of actions and decisions, including (i) the matters described in Item 5.02(b) hereof, and (ii) the creation of the position of non-executive Chairman of the Board and the election of Richard T. Burke to fill that position effective immediately.

A copy of the press release issued by the Company with respect to these matters, which attaches a copy of the Report, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated October 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnitedHealth Group Incorporated

Date: October 15, 2006	By:	/s/ Richard H. Anderson
	Name:	Richard H. Anderson
	Title:	Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 15, 2006